EXHIBIT 99


                 NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
                            OF TD BANKNORTH INC.

     This notice is to inform you as a director or executive officer of TD Banknorth Inc. that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in TD Banknorth common stock or derivatives during the blackout period when participants in the TD Banknorth Inc. 401(k) Plan
(the "Plan") are suspended from directing or diversifying investments in their Plan accounts, obtaining loans from the Plan or obtaining distributions from the Plan, to the extent their account is invested in the TD Banknorth Common Stock Fund. Participants in the Plan will be suspended from such transactions in order to allow the Plan to terminate the TD Banknorth Common Stock Fund as an available investment option as a result of the pending acquisition by The Toronto-Dominion Bank ("TD") of all of the outstanding common stock of TD Banknorth that it does not currently own pursuant to the merger of a wholly-owned subsidiary of TD with and into TD Banknorth, which is expected to close on or about April 20, 2007, subject to shareholder and regulatory approval. This trading restriction does not include gifts, the reinvestment of dividends pursuant to TD Banknorth's dividend reinvestment plan, transactions pursuant to an existing Rule 10b-5 trading plan, the exercise of stock options or routine transactions pursuant to TD Banknorth's stock benefit plans. However, the cashless exercise of stock options or the sale of stock acquired upon exercise of an option is prohibited during the blackout period.

     The blackout period will begin at 4:00 p.m. Eastern Time on April 13, 2007 and will continue through the completion of the merger.

     If you have any questions concerning this notice, please contact:


Cindy Hamilton
Executive Vice President, Human Resources
TD Banknorth Inc.
Two Portland Square
Portland, Maine 04101
Telephone: (207) 761-8532


Date:  March 30, 2007